Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Interlink Electronics, Inc. & Subsidiaries on Form S-8 (File No. 333-212452) and Form S-3 (File No. 333-221544) of our report dated March 2, 2017, with respect to our audit of the consolidated financial statements of Interlink Electronics, Inc. & Subsidiaries as of and for the year ended December 31, 2016, which report is included in this Annual Report on Form 10-K of Interlink Electronics, Inc. & Subsidiaries.

/s/ Marcum LLP

Marcum LLP

Chicago, Illinois

March 15, 2018